As filed with the Securities and Exchange Commission on July 30, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COOPER INDUSTRIES PLC

(Exact name of registrant as specified in its charter)

Ireland	98-0632292
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No)

Unit F10, Maynooth Business Campus
Maynooth, Ireland	0
(Address of principal executive offices)	(Zip Code)

COOPER INDUSTRIES PLC

2011 OMNIBUS INCENTIVE COMPENSATION PLAN

Cooper US, Inc.

c/o Terrance V. Helz

Associate General Counsel and Secretary

600 Travis, Suite 5600

Houston, Texas 77002

(Name and address of agent for service)

(713) 209-8400

(Telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, par value US$.01 per share (including the associated preferred share purchase rights)	6,565,019 shares	$69.46	$456,006,220	$52,258

Notes:

1.	Pursuant to General Instruction E of Form S-8, this Registration Statement covers the registration of 6,565,019 ordinary shares in addition to shares previously registered under Registration Statements Nos. 333-08277, 333-64400, 333-120337 and 333-51441.
2.	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan.
3.	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act on the basis of the average of the high and low sales prices of $69.72 and $69.20 per Cooper ordinary share as reported on the New York Stock Exchange on July 24, 2012.

As permitted by Rule 429 under the Securities Act, the prospectus related to this Registration Statement also covers securities registered under Registration Statements Nos. 333-08277, 333-64400, 333-120337 and 333-51441 on Form S-8.

PART II

Information Required in the Registration Statement

Explanation Note Under General Instruction E

This Registration Statement on Form S-8 is filed by Cooper Industries plc (“Cooper”) to register 6,565,019 Cooper ordinary shares, par value $.01 per share, which have been reserved for issuance under the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan (the “2011 Incentive Plan”). The 2011 Incentive Plan, including the number of shares reserved under the plan, was approved by Cooper’s Board of Directors on February 15, 2011, and by Cooper’s shareholders on May 2, 2011.

The 2011 Incentive Plan provides for incentive compensation to Cooper non-employee directors, officers and employees. Cooper also provides incentive compensation to its officers and employees under the Cooper Industries plc Amended and Restated Stock Incentive Plan (as amended and restated September 8, 2009 and as further amended February 13, 2010) (the “Prior Stock Plan”). A total of 41,000,000 shares under the Prior Stock Plan have previously been registered on Registration Statements 333-08277, 333-64400 and 333-120337. Cooper also maintains the Cooper Industries Amended and Restated Management Annual Incentive Plan (“Bonus Plan”), an incentive plan for senior executives that allowed participants to convert cash bonus amounts into Cooper shares. A total of 1,000,000 shares under the Bonus Plan have been previously registered on Registration Statement 333-51441.

Upon approval of the 2011 Incentive Plan by Cooper shareholders, a total of 10,600,000 shares became available for delivery under the 2011 Incentive Plan, including:

—	6,565,019 newly authorized shares;
—	3,083,879 previously registered shares that were available for issuance under the Prior Stock Plan, but not subject to outstanding awards under the Prior Stock Plan; and
—	951,102 previously registered shares that were available for issuance under the Bonus Plan, but not subject to outstanding awards under the Bonus Plan.

In addition, at the time the 2011 Incentive Plan was approved by Cooper shareholders, 9,430,870 shares were subject to outstanding awards under the Prior Stock Plan. In addition to the 10,600,000 shares that became available for delivery under the 2011 Incentive Plan upon shareholder approval of that plan, the previously registered shares that were subject to outstanding awards under the Prior Stock Plan that are forfeited or are otherwise settled or terminated without a distribution of shares after May 2, 2011 also become available for awards under the 2011 Incentive Plan. Accordingly, previously registered shares under the Prior Stock Plan and Bonus Plan that become available for awards under the 2011 Incentive Plan, as described above, are also covered by this Registration Statement.

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Cooper with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), are hereby incorporated by reference in this Registration Statement:

—	Cooper’s Annual Report on Form 10-K for the year ended December 31, 2011.
—	Cooper’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and Cooper’s Current Reports on Form 8-K filed on May 21, May 24 and July 13, 2012.
—

The description of Cooper’s ordinary shares contained under the caption “Description of Cooper Industries plc Shares” set forth in Cooper’s Definitive Proxy Statement on Schedule 14A filed with the Commission on July 16, 2009.

—

The description of the preferred share purchase rights associated with Cooper’s ordinary shares as set forth in the Second Amended and Restated Rights Agreement, dated September 8, 2009, filed with the Commission on September 9, 2009 as Exhibit 4.1 to Cooper’s Current Report on Form 8-K and as amended by Exhibits 4.1 to Cooper’s Current Reports on Form 8-K filed September 2, 2011 and May 24, 2012.

All documents that Cooper subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

All Securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Cooper’s articles of association confer an indemnity on its directors and Secretary only in the limited circumstances permitted by the Irish Companies Acts 1963-2006 (the “Irish Companies Acts”). Cooper’s articles of association only permit Cooper to pay the costs or discharge the liability of a director or the Secretary where judgment is given in any civil or criminal action in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part), or where an Irish court grants relief because the director or Secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors or the Secretary of Cooper.

Cooper’s Board of Directors may on a case-by-case basis decide at their discretion that it is in the best interest of the Company to indemnify an individual director or Secretary from any liability arising from his or her position as a director or Secretary of the Company. However, this discretion must be exercised bona fide in the best interests of the Company as a whole.

In addition, Cooper’s articles of association provide that, as far as is permissible under the Irish Companies Acts, Cooper shall indemnify any executive officer of the Company (excluding the Secretary) against any expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was, is, or is threatened to be made a party, or is otherwise involved, by reason of the fact that he or she is or was an executive officer. This indemnity does not extend to any liability arising out of any fraud or dishonesty in the performance of such person’s duty to the Company.

Irish companies may take out directors and officers liability insurance, as well as other types of insurance, for their directors and officers. Cooper has purchased and maintains a directors’ and officers’ liability policy.

Cooper Industries, Ltd. a Bermuda corporation that is the former publicly-traded parent of the Cooper group of companies (“Cooper-Bermuda”) and Cooper entered into deeds of indemnification (the “indemnification agreements”) with each of Cooper’s directors that provide that Cooper-Bermuda will indemnify the indemnitee against claims related to such indemnitee’s service to Cooper, and against claims related to such indemnitee’s service to Cooper-Bermuda, except for any actions by indemnitee that are determined to constitute fraud or dishonesty in the performance of such person’s duties to Cooper or Cooper-Bermuda. The indemnification agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that such person is not entitled to indemnification. The agreements further provide that prior to seeking an indemnification payment or expense advancement under the agreement, the indemnitee shall seek an indemnification payment or expense advancement under any applicable insurance policy and shall request that Cooper consider in its discretion whether to make such indemnification payment or expense advancement. In the event an indemnification payment or expense advancement is not received pursuant to an insurance policy, or from Cooper, within twenty calendar days of the later of the indemnitee’s request of the insurer and his or her request of Cooper, the indemnitee shall be entitled to receive such indemnification payment or expense advancement from Cooper-Bermuda pursuant to the terms of the indemnification agreement. Any appropriate person or body consisting of a member or members of Cooper’s Board of Directors or any other person or body appointed by Cooper’s Board of Directors who is not a party to the particular claim with respect to which the indemnitee is seeking indemnification, or an independent counsel (if a change of control as defined in the agreement has occurred), may preclude an indemnification payment or expense advance under the agreement if such person or body determines that the indemnitee is not permitted to be indemnified under applicable law. The indemnitee seeking indemnification may challenge such determination. The indemnification agreements provide that in the event the indemnitee receives judgment in his or her favor or the claim against the indemnitee is otherwise disposed of in a manner that allows Cooper to indemnify such indemnitee under its articles of association as then in effect, Cooper will reimburse Cooper-Bermuda for any related indemnification payments or expense advancements.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Service of Process

Cooper is an Irish company. Therefore, investors may have difficulty effecting service of process within the United States upon Cooper or recovering against Cooper on judgments of U.S. courts, including judgments based upon the civil liability provisions of the U.S. securities laws. Cooper has agreed that it may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having its subsidiary, Cooper US, Inc., which is located at 600 Travis, Houston, Texas 77002-1001, be its U.S. agent appointed for that purpose.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 30, 2012.

COOPER INDUSTRIES PLC

By:	/s/ Terrance V. Helz
Terrance V. Helz
Associated General Counsel
and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Kirk S. Hachigian	Director, Chairman of the Board and Chief Executive Officer	July 30, 2012
Kirk S. Hachigian

/s/ David A. Barta	Senior Vice President and Chief Financial Officer	July 30, 2012
David A. Barta

/s/ Rick L. Johnson	Vice President, Controller and Chief Accounting Officer	July 30, 2012
Rick L. Johnson

*/s/ Stephen G. Butler	Director	July 30, 2012
Stephen G. Butler

*/s/ Ivor J. Evans	Director	July 30, 2012
Ivor J. Evans

*/s/ Linda A. Hill	Director	July 30, 2012
Linda A. Hill

*/s/ Lawrence D. Kingsley	Director	July 30, 2012
Lawrence D. Kingsley

*/s/ James J. Postl	Director	July 30, 2012
James J. Postl

*/s/ Dan F. Smith	Director	July 30, 2012
Dan F. Smith

*/s/ Gerald B. Smith	Director	July 30, 2012
Gerald B. Smith

*/s/ Mark S. Thompson	Director	July 30, 2012
Mark S. Thompson

* by:	/s/ Terrance V. Helz
Terrance V. Helz
Pursuant to Powers of Attorney filed as Exhibit 24.1

INDEX TO EXHIBITS

Number	Description

4.1	Cooper Industries plc 2011 Omnibus Incentive Compensation Plan (incorporated herein by reference to Appendix B to Cooper’s Definitive Proxy Statement on Schedule 14A filed March 21, 2011).

5.1	Opinion of counsel.

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney from members of Cooper’s Board of Directors.